Exhibit 4


                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION

                                       OF

                                 REMOTEMDX, INC.

         Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, RemoteMDx, Inc., a Utah corporation, (the "Corporation"), hereby declares and certifies as follows:

         1.   The name of the Corporation is RemoteMDx, Inc.

         2. Attached hereto as Exhibit "A" and incorporated herein by reference is a true and correct copy of the full text of an Amendment to the Articles of Incorporation of the Corporation, such amendment being the Designation of Rights and Preferences of Series C Convertible Preferred Stock.

         3. The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

         4. The amendment specified above was adopted as of January 26, 2006, by Unanimous Written Consent of the Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.

         5. In addition, as of February 21, 2006, the amendment specified in paragraph 2 above was approved by a majority of the current holders of the shares of the Corporation's Series A 10% Cumulative Convertible Preferred stock and the Corporation's Series B Preferred stock as required by each of their Designation of Rights and Preferences, as follows:

------------------------- ------------------------ -------------- --------------------- -----------------------
  DESIGNATION OF STOCK      NO. OF OUTSTANDING     NO. OF VOTES      VOTES CAST FOR       VOTES CAST AGAINST
                                  SHARES               CAST            AMENDMENT             AMENDMENT OR
                                                                                              ABSTAINING
------------------------- ------------------------ -------------- --------------------- -----------------------
Series A 10% Cumulative          22,407.89            12,317.20         12,317.20                  0
 Convertible Preferred
         Shares
------------------------- ------------------------ -------------- --------------------- -----------------------
  Series B Convertible          272,332              233,334           233,334                     0
    Preferred Stock
------------------------- ------------------------ -------------- --------------------- -----------------------

         Such votes cast were sufficient for approval of the amendment.

         IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is effective this 23rd day of March, 2006.


                                                REMOTEMDX, INC.
                                                a Utah corporation,


                                                By  /s/ Michael G. Acton
                                                      Michael G. Acton
                                                      Secretary

                                 REMOTEMDX, INC.

                      DESIGNATION OF RIGHTS AND PREFERENCES

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

         Pursuant to the authority vested in the Board of Directors of RemoteMDx, Inc., a Utah corporation (the "Corporation"), by its Articles of Incorporation and as permitted by the Utah Revised Business Corporation Act, as amended (the "Utah Code"), the Corporation's Board of Directors does hereby establish a series of the Corporation's Preferred Stock ("Preferred Stock") designated as Series C Convertible Preferred Stock ("Series C Preferred Stock") and does hereby designate the rights, preferences, privileges and other attributes of the shares of Series C Preferred Stock, as follows:

         1. Designation and Number of Shares.

         A series of the Corporation's Preferred Stock is hereby established, to be designated and known as "Series C Convertible Preferred Stock" consisting of seven million, three hundred fifty -seven thousand, one hundred forty-four (7,357,144) shares of the authorized and unissued shares of the Corporation's Preferred Stock, $.0001 par value per share. The Corporation shall from time to time, in accordance with the laws of the State of Utah, increase the number of shares of Common Stock, $.0001 par value per share, if at any time the number of shares of the Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series C Preferred Stock as provided herein.

         2. Dividends. From and after the date of the issuance of any shares of Series C Preferred Stock, dividends at the rate per annum of 8% of the original purchase price, plus the amount of all previously accrued dividends per share, shall accrue on such shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "Accruing Dividends"). Accruing Dividends shall accrue annually, whether or not declared, and shall be cumulative. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series C Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by
(1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series C Original Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend. The "Series C Original Price" shall mean $1.68 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock. Dividends shall be paid quarterly in arrears, and shall be payable either in cash or in additional shares of Series C Preferred Stock, at the exclusive option of the Corporation.

         3. Liquidation Preference.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders before any distribution or payment is made to holders of shares of Common Stock, the holders of shares of Preferred Stock other than holders of Series C (including holders of shares of the Company's Series A Preferred Stock and Series B Preferred Stock), or to holders of any other shares of the Corporation ranking junior upon liquidation to the Series C Preferred Stock, liquidation distributions in the amount of One Dollar and Sixty-eight Cents ($1.68) per share, plus all accrued and unpaid dividends, if any, before any payment is made to holders of shares of the Corporation's equity securities that are junior to the Series C Preferred Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay in full the liquidation preference of the Series C Preferred Stock and any other class of shares ranking on a parity with the Series C Preferred Stock upon liquidation, then the holders of the Series C Preferred Stock and any such other class of shares ranking on a parity will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. For purposes of this Section 3(a), the Series A Preferred Stock ranks on parity with the Series C Preferred Stock, and the Series B Preferred Stock ranks junior to the Series C Preferred Stock.

              (b) After payment to the holders of the Series A Preferred Stock and the Series C Preferred Stock of their respective liquidation preferences, and after payment to the holders of the Series B Preferred Stock of the amounts to which they are entitled, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed first to the holders of Common Stock then actually outstanding at the rate of $3.00 per share, with the remainder being distributed to the holders of Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock and the holders of Common Stock then actually outstanding, with the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock holders participating on the basis of the number of shares they would be entitled to receive if they were to convert their shares of Preferred Stock into shares of Common Stock at that time; subject, however, to the prior distribution to the holders of any senior series of Preferred Stock of amounts owing under the terms of the rights and preferences governing such senior securities.

              (c) A Sales Transaction (as defined below), consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or exclusive license of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of Common Stock, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, and shall be subject to the provisions of Section 8 below.

         4. Voting Rights.

              (a) General. Holders of each share Series C Preferred Stock shall be entitled to cast the number of votes per share equal to the number of whole shares of Common Stock into which each share of Series C Preferred Stock is then convertible on all matters upon which holders of the common stock of the Corporation are entitled to vote. Holders of Series C Preferred Stock shall be entitled to notice of any meeting of shareholders in accordance with the bylaws of the Corporation and shall be entitled to vote as a class on any matters affecting the holders of Series C Preferred Stock as a class.

              (b) Election of Directors. The holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Board of Directors of the Corporation (the "Series C Directors"). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose, or by written consent. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section. This right of the Series C Preferred Stock to elect directors shall no longer apply in the event that (i) less than 15% of the Series C Preferred Stock sold on the Original Issue Date remain outstanding or (ii) the Corporation has retained earnings of at least $7,000,000 over three consecutive quarters.

         5. Conversion. The holders of the Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder and without the payment of additional consideration by the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of the Series C Preferred Stock may be converted (the "Conversion Rate") shall be determined by dividing the Series C Original Price by the Conversion Price (determined as hereinafter provided) in effect at the time of the conversion. Before any adjustment is required pursuant to Section 6, the "Conversion Price" shall initially be equal to $.56 per share. Such initial Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided herein. Upon a conversion of the Series C Preferred Stock pursuant to this Section 5, the holders of Series C Preferred Stock shall be entitled to receive, in addition to shares of Common Stock, a cash payment of any Accruing Dividend on such shares of converted Series C Preferred Stock.

              (b) Mechanics of Conversion.

                     (i) Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or the transfer agent for the Series C Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder of Series C Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                     (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Act, the conversion, at the option of any holder tendering shares of Series C Preferred Stock for conversion, may be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities.

              (c) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Statement of Designation of Rights and Preferences.

              (d) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

         6. Adjustment of the Conversion Price.

              (a) Adjustment for Stock Dividend or Stock Split. If, at any time after the date the first share of Series C Preferred Stock is issued (the "Original Issue Date"), the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so as to increase the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock in proportion to such increase in outstanding shares of Common Stock.

              (b) Adjustment for Stock Combination. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, upon the record date for such combination, the Conversion Price will be appropriately increased so as to decrease the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock in proportion to such decrease in outstanding shares of Common Stock.

              (c) Adjustment for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had the Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 6 with respect to the rights of the holders of the Series C Preferred Stock or with respect to such other securities by their terms.

              (d) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for in this Section 6), in any such event each holder of Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities or property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series C Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

              (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series C Preferred Stock against impairment.

              (f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation, at its expense, promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by an officer of the Corporation setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Series CB Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

              (g) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalizations of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series C Preferred Stock: (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clauses (i) and (ii) of this paragraph h; and (2) at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) in respect of the matters referred to in clauses (iii) and (iv) of this Section 6(g); provided, however, that such periods may be shortened upon the written consent of the holders of Series C Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series C Preferred Stock.

              (h) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

         7. Merger or Consolidation.

              (a) At any time, in the event of:

                     (i) Any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving or continuing entity; or

                     (ii) A sale of all or substantially all of the assets or the exclusive license of all or substantially all of the intellectual property of the Corporation, unless the Corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least fifty percent (50%) of the voting power of the purchasing entity;

              (the foregoing events are individually referred to herein as a "Sales Transaction"), then, holders of the Series C Preferred Stock of record as of the date of consummation of the Sales Transaction shall be entitled to receive, prior and in preference to any payment of consideration to the holders of Common Stock, the holders of shares of Preferred Stock other than the Series C Preferred Stock (including holders of shares of the Company's Series A Preferred Stock) or to holders of any other shares of the Corporation ranking junior upon liquidation to the Series C Preferred Stock, in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such Sales Transaction, at the holder's discretion, an amount per share equal to One Dollar and Sixty-eight Cents ($1.68) per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all declared or accumulated but unpaid dividends, if any, on such shares as of the date of closing of such Sales Transaction. In the event the proceeds of the Sales Transaction are not sufficient to make full payment of the aforementioned preferential amounts to the holders of the Series C Preferred Stock in accordance herewith, then the entire amount payable in respect of the proposed Sales Transaction shall be distributed ratably among the holders of the Series C Preferred Stock and any other class of shares ranking on a parity with the Series C Preferred Stock in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder. For purposes of the foregoing provisions of this Section 7(a), the Series A Preferred Stock ranks on parity with the Series C Preferred Stock. Upon completion of the payment to the holders of Series C Preferred Stock as provided above, the entire remaining cash, securities or other property, as the case may be, from the transaction, if any, shall be distributed at the rate of (i) $3.00 for each Common Share then actually outstanding and then (ii) ratably to the holders of Series A Preferred Stock, Series C Preferred Stock and the holders of the Common Stock then actually outstanding, with the Series A and Series C Preferred Stock holders participating on the basis of the number of shares they would be entitled to receive if they were to convert their shares of Preferred Stock into shares of Common Stock at that time. Unless otherwise consented to by the holders of a majority of the outstanding shares of Series C Preferred Stock, such payments shall be made with respect to the Series C Preferred Stock by purchase of such shares of Series C Preferred Stock by the surviving corporation, entity or person, or by redemption of such shares by the Corporation, in the discretion of the Corporation.

              (b) Any securities to be delivered to the holders of Series C Preferred Stock pursuant to Section 7(a) above shall be valued as follows:

                     (i) Securities not subject to investment letter or other similar restrictions on free marketability as provided for in subsection (ii) below:

                              (A) If traded on a securities  exchange or through
the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                              (B) If actively traded over-the-counter but not on
the Nasdaq National Market or Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                              (C) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Corporation's Board of Directors and the holders of a majority of the outstanding shares of Series C Preferred Stock.

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

                     (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate of the Corporation) shall be to make an appropriate discount from the market value determined in Section 7(b)(i)(A), (B) or (C) above to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding shares of Series C Preferred Stock.

              (c) In the event the requirements of Section 7(a) above are not complied with, the Corporation shall forthwith either:

                     (i) Cause such closing to be postponed until such time as the requirements of this Section 7 have been complied with; or

                     (ii) Cancel such transaction, in which event the rights, preferences and privileges of the holders of Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 7(d) below.

              (d) The Corporation shall give each holder of record of Series C Preferred Stock written notice of such impending transaction not later than ten
(10) days prior to the shareholders' meeting called to approve such transaction. The notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 7, and the Corporation shall thereafter give such holders prompt notice of any material changes to the impending transaction. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the notice provided for herein or sooner than ten (10) days after the Corporation has given the notice of any material changes in the impending transaction as provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock.

         8. Protective Provisions. So long as at least 15% of the Series C Preferred Stock sold on the Original Issue Date remains outstanding, the Corporation shall not, without the vote or written consent by the holders of interest of at least a simple majority of the then outstanding shares of Series C Preferred Stock:

              (a) Amend, change or reclassify the preferences, privileges, rights, powers or restrictions of Series C Preferred Stock; or

              (b) Amend its Articles of Incorporation or bylaws if such amendment would have a material adverse effect on the rights, preferences or privileges provided for herein for the benefit of any shares of Series C Preferred Stock; or

              (c) Authorize, create, issue, or reclassify a class or series of equity securities (including any security convertible into or exercisable for any equity security) on a parity with or senior to the Series C Preferred Stock; or

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

              (d) Redeem or repurchase any equity securities of the Corporation (not including the Corporation's repurchase, upon termination of employment, of capital stock granted pursuant to a stock benefit plan or employment or similar agreement approved by the Board of Directors); or

              (e) Increase the size of the Board of Directors of the Company beyond seven (7) members;

              (f) Complete a Sales Transaction;

              (g) Declare or pay any dividend or make any distribution (other than dividends on Preferred Stock as provided for herein or Common Stock payable solely in Common Stock) or permit any subsidiary of the Company to declare or pay any dividend or make any distribution (other than dividends or distributions payable solely to the Company); or

              (h) Sell or otherwise distribute any shares of the Series C Preferred Stock other than those sold or issued in connection with the original purchase of the Series C Preferred Stock pursuant to the Series C Convertible Preferred Stock Purchase Agreement dated on or about the date hereof.

         9. Redemption. The Corporation shall have the right to call for redemption part or all of the shares of Series C Preferred Stock at any time and from time to time, by giving notice, regardless of whether any holder shall have also given notice of intent to convert such shares. The redemption price payable by the Corporation at any time shall be equal to the greater of (a) $4.00 plus any and all accrued dividends or (b) 110% of the current Conversion Price per share at the time of the redemption, as adjusted for stock dividends, stock splits, stock combinations, other dividends or distributions, reclassifications, exchanges, or substitutions plus any and all accrued dividends. The Corporation shall give notice of redemption under this Section 9 at least 14 days prior to the date fixed for redemption. After receipt of the notice, the holder may convert the shares of Series C Preferred Stock at any time prior to the redemption date. All rights of the holders thereof as shareholders of the Corporation shall cease unless the Corporation defaults on the payment of the redemption price. Redemption shall be made on a pro rata basis among all holders of the Series C Preferred Stock. The redemption price paid shall be applied first to the redemption of shares that would otherwise be subject to conversion in the year the redemption is made. At its sole option, the Corporation may offset amounts owed the Corporation by a holder of the Series C Preferred Stock or any affiliate of such a holder against any redemption price payable against the shares of Series C Preferred Stock owned by such holder.

         10. No Re-issuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of the Corporation's Preferred Stock.

         11. Transfer Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

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

         12. United States Dollars. All references herein to Dollars shall be deemed to refer to United States Dollars.

         13. No Additional Issuances of Series A or Series B Preferred Stock. The Corporation may not, following the effective date of this Designation of Rights and Preferences of Series C Convertible Preferred Stock, sell or otherwise issue any additional shares of Series A or Series B Preferred Stock, except that the Corporation may issue shares of Series A Preferred Stock as dividends accrued on shares of Previously issued Series A Preferred Stock.



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